Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193795 on Form S-8 of our report dated March 27, 2014, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and its subsidiary appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 27, 2014